Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike.zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie.monfre@mgic.com

MGIC Investment Corporation Reports First Quarter 2015 Results
Records First Quarter 2015 Net Income of $133.1 Million

MILWAUKEE (April 21, 2015) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended March 31, 2015 of $133.1 million, compared with a net income of $60.0 million for the same quarter a year ago. Diluted net income per share was $0.32 for the quarter ending March 31, 2015, compared to diluted net income per share of $0.15 for the same quarter a year ago.

Patrick Sinks, CEO of MTG and Mortgage Guaranty Insurance Corporation (“MGIC”), said, “I am pleased to report that in the first quarter of 2015 the company continued to generate high quality new insurance which contributed to an increase in insurance in force.” Sinks added, “I am encouraged by the positive trends we continue to experience relative to new delinquent notices, paid claims, and the delinquent inventory.”

Total revenues for the first quarter were $270.2 million, compared with $235.1 million in the first quarter last year. Net premiums written for the quarter were $234.5 million, compared with $218.0 million for the same period last year. Total revenues in the first quarter of 2015 include $26.3 million of net realized gains compared to $0.2 million of net realized losses for the same period last year.

New insurance written in the first quarter was $9.0 billion, compared to $5.2 billion in the first quarter of 2014. Persistency, or the percentage of insurance remaining in force from one year prior, was 81.6 percent at March 31, 2015, compared with 82.8 percent at December 31, 2014, and 81.1 percent at March 31, 2014.

As of March 31, 2015, MGIC’s primary insurance in force was $166.1 billion, compared with $164.9 billion at December 31, 2014, and $157.9 billion at March 31, 2014. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $4.8 billion at March 31, 2015, compared with $4.8 billion at December 31, 2014, and $5.1 billion at March 31, 2014.

At March 31, 2015, the percentage of loans that were delinquent, excluding bulk loans, was 5.98 percent, compared with 6.65 percent at December 31, 2014, and 7.92 percent at March 31, 2014. Including bulk loans, the percentage of loans that were delinquent at March 31, 2015 was 7.44 percent, compared to 8.25 percent at December 31, 2014, and 9.67 percent at March 31, 2014.

Losses incurred in the first quarter were $81.8 million, compared to $122.6 million in the first quarter of 2014. The decrease in losses incurred is primarily a result of fewer new delinquency notices received and a lower claim rate on new notices. During the quarter, there was a $20 million reduction in losses incurred due to a re-estimation of previously recorded reserves relating to disputes about our claims paying practices and adjustments to incurred but not reported losses (IBNR). Net underwriting and other expenses were $41.0 million in the first quarter, compared to $39.4 million reported for the same period last year; the increase was primarily a result of higher employee costs.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, April 21, 2015, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-238-1422. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com/ by clicking on the “Investor Information” button. A replay of the webcast will be available on the company’s website through May 21, 2015 under “Investor Information”.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At March 31, 2015, MGIC had $166.1 billion of primary insurance in force covering approximately one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Form 10-Q for the quarter ended March 31, 2015.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
(In thousands, except per share data)	2015	2014

Net premiums written	$234,456	$218,020

Net premiums earned	$217,288	$214,261
Investment income	24,120	20,156
Realized gains (losses), net	26,327	(231)
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—

Net impairment losses recognized in earnings	—	—
Other revenue	2,480	896

Total revenues	270,215	235,082
Losses and expenses:
Losses incurred	81,785	122,608
Change in premium deficiency reserve	(6,418)	(5,173)
Underwriting and other expenses, net	41,025	39,400
Interest expense	17,362	17,539

Total losses and expenses	133,754	174,374

Income before tax	136,461	60,708
Provision for income taxes	3,385	726

Net income	$133,076	$59,982

Diluted earnings per share	$0.32	$0.15

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended March 31,
(In thousands, except per share data)	2015	2014

Net income	$133,076	$59,982
Interest expense:
Convertible Senior Notes due 2020	3,049	3,049
Convertible Senior Notes due 2017	4,692	—
Convertible Junior Debentures due 2063	8,765	—

Diluted net income	$149,582	$63,031

Weighted average common shares outstanding — basic	339,107	338,213
Effect of dilutive securities:
Unvested restricted stock	2,569	3,025
Convertible Senior Notes due 2020	71,942	71,942
Convertible Senior Notes due 2017	25,670	—
Convertible Junior Debentures due 2063	28,853	—

Weighted average common shares outstanding — diluted	468,141	413,180

Diluted earnings per share	$0.32	$0.15

Certain Non-GAAP Financial Measures:
Diluted earnings per share (EPS) contribution from realized gains (losses):
Realized gains (losses), net	$26,327	$(231)
Income taxes at 35% (1)	—	—

After tax realized gains (losses), net	26,327	(231)
Weighted average common shares outstanding — diluted	468,141	413,180

Diluted EPS contribution from net realized gains (losses)	$0.06	$—

Note: Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
(In thousands, except per share data)	2015	2014	2014

ASSETS

Investments (1)	$4,597,763	$4,612,669	$4,761,481
Cash and cash equivalents	232,623	215,094	314,331
Prepaid reinsurance premiums	50,119	47,623	57,618
Reinsurance recoverable on loss reserves (2)	55,415	57,841	38,071
Home office and equipment, net	28,565	28,693	28,650
Deferred insurance policy acquisition costs	13,251	12,240	10,154
Other assets	304,996	292,274	254,690

	$5,282,732	$5,266,434	$5,464,995

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$2,244,624	$2,396,807	$2,834,559
Premium deficiency reserve	17,333	23,751	160,097
Unearned premiums	223,053	203,414	43,288
Senior notes	61,930	61,918	61,883
Convertible senior notes	845,000	845,000	845,000
Convertible junior debentures	389,522	389,522	389,522
Other liabilities	315,710	309,119	289,931

Total liabilities	4,097,172	4,229,531	4,624,280
Shareholders’ equity	1,185,560	1,036,903	840,715

	$5,282,732	$5,266,434	$5,464,995

Book value per share (3)	$3.49	$3.06	$2.48

(1) Investments include net unrealized gains (losses) on securities	26,869	7,152	(44,973)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	2,189,209	2,338,966	2,776,941
(3) Shares outstanding	339,639	338,560	338,516

Additional Information

	Q4 2013		Q1 2014		Q2 2014		Q3 2014		Q4 2014		Q1 2015
New primary insurance written (NIW) (billions)	$6.7		$5.2		$8.3		$10.4		$9.5		$9.0

New primary risk written (billions)	$1.7		$1.3		$2.1		$2.7		$2.4		$2.2

Product mix as a % of primary flow NIW
>95% LTVs	6%		2%		2%		2%		2%		3%
Singles	11%		13%		13%		15%		17%		23%
Refinances	13%		15%		10%		12%		17%		29%

Primary Insurance In Force (IIF) (billions) (1)	$158.7		$157.9		$159.3		$162.4		$164.9		$166.1
Flow	$145.5		$145.0		$146.8		$150.2		$153.0		$154.5
Bulk	$13.2		$12.9		$12.5		$12.2		$11.9		$11.6

Prime (620 & >)	$141.0		$140.8		$142.9		$146.5		$149.6		$151.2
A minus (575 - 619)	$6.9		$6.7		$6.4		$6.2		$6.0		$5.8
Sub-Prime (< 575)	$1.9		$1.9		$1.8		$1.8		$1.7		$1.7
Reduced Doc (All FICOs)	$8.9		$8.5		$8.2		$7.9		$7.6		$7.4

Annual Persistency	79.5%		81.1%		82.4%		82.8%		82.8%		81.6%

Primary Risk In Force (RIF) (billions) (1)	$41.1		$40.9		$41.4		$42.3		$42.9		$43.2
Prime (620 & >)	$36.2		$36.3		$36.9		$38.0		$38.7		$39.1
A minus (575 - 619)	$1.9		$1.8		$1.8		$1.7		$1.6		$1.6
Sub-Prime (< 575)	$0.6		$0.5		$0.5		$0.5		$0.5		$0.5
Reduced Doc (All FICOs)	$2.4		$2.3		$2.2		$2.1		$2.1		$2.0

RIF by FICO
FICO 620 & >	93.3%		93.5%		93.7%		94.1%		94.4%		94.6%
FICO 575 - 619	5.1%		5.0%		4.8%		4.5%		4.3%		4.1%
FICO < 575	1.6%		1.5%		1.5%		1.4%		1.3%		1.3%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.9%		25.9%		26.0%		26.0%		26.0%		26.0%
Prime (620 & >)	25.7%		25.7%		25.8%		25.9%		25.9%		25.9%
A minus (575 - 619)	27.5%		27.5%		27.6%		27.6%		27.6%		27.6%
Sub-Prime (< 575)	29.0%		29.0%		29.0%		29.0%		29.0%		29.0%
Reduced Doc (All FICOs)	26.9%		26.9%		26.9%		26.9%		27.0%		26.9%

Average Loan Size (thousands) (1)
Total IIF	$165.31		$166.33		$167.61		$169.05		$170.24		$171.05
Flow	$166.59		$167.75		$169.17		$170.74		$172.07		$172.88
Bulk	$152.48		$151.95		$151.24		$150.77		$149.75		$149.90

Prime (620 & >)	$167.66		$168.79		$170.17		$171.72		$172.99		$173.84
A minus (575 - 619)	$127.28		$127.14		$127.10		$126.81		$126.42		$126.14
Sub-Prime (< 575)	$118.51		$118.41		$118.26		$117.97		$117.31		$116.85
Reduced Doc (All FICOs)	$183.05		$182.75		$182.31		$182.02		$181.48		$181.26

Primary IIF — # of loans (1)	960,163		949,384		950,731		960,849		968,748		970,931
Prime (620 & >)	841,004		834,375		839,745		853,488		864,842		869,805
A minus (575 - 619)	54,245		52,252		50,377		48,727		47,165		45,755
Sub-Prime (< 575)	16,516		16,087		15,690		15,264		14,853		14,577
Reduced Doc (All FICOs)	48,398		46,670		44,919		43,370		41,888		40,794

Primary IIF — Default Roll Forward — # of Loans
Beginning Default Inventory	111,587		103,328		91,842		85,416		83,154		79,901
New Notices	25,779		23,346		21,178		22,927		21,393		18,896
Cures	(23,713)		(27,318)		(21,182)		(19,582)		(19,196)		(21,767)
Paids (including those charged to a deductible or captive)	(7,583)		(7,064)		(6,068)		(5,288)		(5,074)		(4,573)
Rescissions and denials	(469)		(450)		(354)		(319)		(183)		(221)
Items removed from inventory resulting from rescission settlement (5)	(2,273)		—		—		—		(193)		—
Ending Default Inventory (4)	103,328		91,842		85,416		83,154		79,901		72,236

Primary claim received inventory included in ending default inventory (4)	6,948		5,990		5,398		5,194		4,746		4,448

Composition of Cures (6)
Reported delinquent and cured intraquarter	6,364		8,554		5,409		6,205		5,674		6,887

Number of payments delinquent prior to cure
3 payments or less	9,975		11,543		9,375		7,989		8,420		9,516
4-11 payments	4,688		4,920		4,496		3,651		3,463		3,688
12 payments or more	2,686		2,301		1,902		1,737		1,639		1,676
Total Cures in Quarter	23,713		27,318		21,182		19,582		19,196		21,767

Composition of Paids (6)
Number of payments delinquent at time of claim payment
3 payments or less	42		33		19		25		11		12
4-11 payments	1,067		965		750		550		528		550
12 payments or more	6,474		6,066		5,299		4,713		4,535		4,011
Total Paids in Quarter	7,583		7,064		6,068		5,288		5,074		4,573

Aging of Primary Default Inventory (4)
Consecutive months in default
3 months or less	18,941	18%	14,313	16%	15,297	18%	16,209	19%	15,319	19%	11,604	16%
4-11 months	24,514	24%	23,305	25%	19,362	23%	18,890	23%	19,710	25%	18,940	26%
12 months or more	59,873	58%	54,224	59%	50,757	59%	48,055	58%	44,872	56%	41,692	58%

Number of payments delinquent
3 payments or less	28,095	27%	23,035	25%	22,867	27%	23,769	28%	23,253	29%	19,159	27%
4-11 payments	24,605	24%	22,766	25%	19,666	23%	18,985	23%	19,427	24%	18,372	25%
12 payments or more	50,628	49%	46,041	50%	42,883	50%	40,400	49%	37,221	47%	34,705	48%

	Q4 2013		Q1 2014		Q2 2014		Q3 2014		Q4 2014		Q1 2015

Primary IIF — # of Delinquent Loans (1)	103,328		91,842		85,416		83,154		79,901		72,236
Flow	77,851		68,473		63,308		61,323		59,111		53,390
Bulk	25,477		23,369		22,108		21,831		20,790		18,846

Prime (620 & >)	65,724		57,965		53,651		52,301		50,307		45,416
A minus (575 - 619)	16,496		14,518		13,699		13,474		13,021		11,639
Sub-Prime (< 575)	6,391		5,814		5,555		5,477		5,228		4,654
Reduced Doc (All FICOs)	14,717		13,545		12,511		11,902		11,345		10,527

Primary IIF Default Rates (1)	10.76%		9.67%		8.98%		8.65%		8.25%		7.44%
Flow	8.92%		7.92%		7.30%		6.97%		6.65%		5.98%
Bulk	29.32%		27.46%		26.60%		26.89%		26.23%		24.33%

Prime (620 & >)	7.82%		6.95%		6.39%		6.13%		5.82%		5.22%
A minus (575 - 619)	30.41%		27.78%		27.19%		27.65%		27.61%		25.44%
Sub-Prime (< 575)	38.70%		36.14%		35.40%		35.88%		35.20%		31.93%
Reduced Doc (All FICOs)	30.41%		29.02%		27.85%		27.44%		27.08%		25.81%

Reserves
Primary
Direct Loss Reserves (millions)	$2,834		$2,629		$2,491		$2,362		$2,246		$2,112
Average Direct Reserve Per Default	$27,425		$28,630		$29,160		$28,404		$28,107		$29,233
Pool
Direct Loss Reserves (millions)	$99		$87		$77		$69		$65		$57
Ending Default Inventory	6,563		5,646		5,271		4,525		3,797		3,350
Pool claim received inventory included in ending default inventory	173		144		173		86		99		88
Reserves related to Freddie Mac settlement	$126		$115		$105		$94		$84		$73
Other Gross Reserves (millions) (3)	$2		$4		$3		$3		$2		$3

Net Paid Claims (millions) (1)	$481		$343		$300		$263		$248		$232
Flow	$302		$265		$225		$196		$189		$167
Bulk	$55		$59		$52		$46		$36		$50
Prior rescission settlement (5)	$105		$—		$—		$—		$6		$—
Pool — with aggregate loss limits	$7		$9		$9		$6		$3		$4
Pool — without aggregate loss limits	$5		$5		$4		$3		$3		$2
Pool — Freddie Mac settlement	$10		$10		$11		$11		$10		$11
Reinsurance	$(11)		$(12)		$(8)		$(7)		$(7)		$(8)
Other (3)	$8		$7		$7		$8		$8		$6

Prime (620 & >)	$254		$228		$191		$168		$168		$146
A minus (575 - 619)	$39		$39		$33		$28		$25		$27
Sub-Prime (< 575)	$9		$11		$10		$9		$7		$9
Reduced Doc (All FICOs)	$55		$46		$43		$37		$31		$35

Primary Average Claim Payment (thousands) (1)	$47.1		$45.9		$45.5		$45.8		$45.0		$47.4
Flow	$45.2		$43.9		$43.4		$43.5		$44.6		$44.2
Bulk	$60.8		$58.1		$57.8		$59.2		$47.3		$61.8

Prime (620 & >)	$45.2		$44.1		$43.8		$43.7		$45.0		$44.7
A minus (575 - 619)	$42.9		$43.9		$44.0		$43.3		$43.4		$47.8
Sub-Prime (< 575)	$44.1		$46.9		$42.3		$45.7		$46.0		$48.4
Reduced Doc (All FICOs)	$64.3		$59.8		$58.5		$63.1		$59.4		$62.1

Reinsurance
% insurance inforce subject to reinsurance	55.4%		55.9%		57.6%		59.4%		60.8%		61.3%
% Quarterly NIW subject to reinsurance	92.3%		93.0%		91.6%		90.1%		87.4%		85.2%
Ceded premium written (millions)	$42.0		$26.6		$28.3		$32.5		$32.2		$31.3
Ceding commissions (millions)	$7.6		$9.1		$9.6		$10.3		$10.4		$10.5
Captive trust fund assets (millions)	$249		$240		$228		$211		$207		$201

Direct Pool RIF (millions)
With aggregate loss limits	$376		$346		$338		$331		$303		$287
Without aggregate loss limits	$636		$601		$570		$536		$505		$479

Mortgage Guaranty Insurance Corporation — Risk to Capital	15.8:1		15.3:1		15.2:1		15.0:1		14.6:1		13.7:1	(7)
MGIC Indemnity Corporation — Risk to Capital	1.3:1		1.2:1		1.2:1		1.1:1		1.1:1		1.0:1	(7)
Combined Insurance Companies — Risk to Capital	18.4:1		17.6:1		17.3:1		17.0:1		16.4:1		15.4:1	(7)

GAAP loss ratio (insurance operations only) (2)	86.6%		57.2%		68.0%		55.1%		54.8%		37.6%
GAAP underwriting expense ratio (insurance operations only)	20.7%		15.7%		14.4%		14.9%		13.9%		16.4%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

Note: Average claim paid may vary from period to period due to amounts associated with mitigation efforts.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	As calculated, does not reflect any effects due to premium deficiency.

(3)	Includes Australian operations

(4)	As of March 31, 2015, rescissions of coverage on approximately 1,470 loans had been voluntarily suspended, as we believed those loans could be covered by a settlement.

(5)	Refer to our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future” for information about our rescission settlements.

(6)	Q4 2013 excludes items and dollars and Q4 2014 excludes items associated with rescission settlements.

(7)	Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.

We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.

Since 2008, substantially all of our insurance written has been for loans sold to Fannie Mae and Freddie Mac (the “GSEs”). In April 2015, the GSEs each released revised private mortgage insurer eligibility requirements (the “PMIERs”) that become effective December 31, 2015. The PMIERs include revised financial requirements for mortgage insurers (the “GSE Financial Requirements”) under which a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) must meet or exceed “Minimum Required Assets” (which are based on an insurer’s book and are calculated from tables of factors with several risk dimensions and are subject to a floor amount).

We expect that MGIC will be in compliance with the PMIERs, including the GSE Financial Requirements, when they become effective.

We estimate that as of March 31, 2015, before considering the effects of reinsurance, MGIC has a shortfall in Available Assets of approximately $230 million. This shortfall estimate is based on our interpretation of the GSE Financial Requirements and assumes that the risk in force and assets of MGIC’s MIC subsidiary will be repatriated to MGIC. This shortfall estimate does not reflect the benefits from MGIC’s existing quota share reinsurance transaction or the anticipated restructure of that transaction; capital contributions from our holding company to MGIC; or the transfer of assets (including the $45 million discussed below) from regulated insurance affiliates of MGIC that, subject to regulatory authorization, could increase the assets of MGIC. We believe that these benefits will eliminate our shortfall in Available Assets and each is discussed below.

As we previously disclosed, we did not expect to receive full credit under the PMIERs for our existing reinsurance transaction. However, we and the reinsurers have reached agreement to restructure the transaction in a manner that we believe will result in MGIC receiving full credit under the PMIERs. The effectiveness of the restructured transaction will be subject to approval by the GSEs and the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”). In addition, in April 2015, we received regulatory authorization to transfer to MGIC $45 million of assets from regulated insurance affiliates of MGIC; such transfer will increase the Available Assets of MGIC. Furthermore, we believe that a portion of our holding company’s $494 million of cash and investments at March 31, 2015, may be available for future contribution to MGIC. In addition, we could seek non-dilutive debt capital to mitigate a shortfall.

As noted above, we expect to be in compliance with the PMIERs, including the GSE Financial Requirements, by their effective date. However, if we are not in compliance with the GSE Financial Requirements by then, we could submit to the GSEs for approval, a transition plan having milestones for actions to achieve compliance. If the plan were approved, the GSEs would monitor our progress and we could have until June 2017 to meet the GSE Financial Requirements (the “transition period”). During the transition period, MGIC would be considered to be in remediation (a status similar to the one under which it has been operating with the GSEs for over five years) and eligible to provide mortgage insurance on loans acquired by the GSEs.

Factors that may negatively impact MGIC’s ability to comply with the GSE Financial Requirements before their effective date include the following:

•	The GSEs may not approve our restructured reinsurance transaction or they may not allow full credit under the GSE Financial Requirements for that transaction.

•	We may not obtain regulatory authorization to transfer assets from MIC to MGIC to the extent we are assuming because regulators project higher losses than we project or require a level of capital be maintained in MIC higher than we are assuming.

•	MGIC may not receive additional capital contributions from our holding company due to competing demands on the holding company resources, including for repayment of debt.

•	Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby increasing our shortfall in Available Assets.

•	We may not be able to access the non-dilutive debt markets due to market conditions, concern about our creditworthiness, or other factors, in a manner sufficient to provide the funds we may seek.

There can be no assurance that the GSEs will not make the GSE Financial Requirements more onerous in the future; in this regard, the PMIERs provide that the tables of factors that determine Minimum Required Assets will be updated every two years and may be updated more frequently to reflect changes in macroeconomic conditions or loan performance. The GSEs will provide notice 180 days prior to the effective date of table updates. In addition, the GSEs may amend the PMIERs at any time. If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

While on an overall basis, the amount of Available Assets we must hold in order to continue to insure GSE loans has increased under the PMIERs over what state regulation currently provides, reinsurance is one option we have to mitigate the effect of PMIERs on our returns. In this regard, see the first bullet point above.

The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the FHA and VA,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors (including the GSEs) using risk mitigation techniques other than private mortgage insurance, such as obtaining insurance from non-mortgage insurers and engaging in credit-linked note transactions executed in the capital markets; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA’s market share substantially increased from 2008 to 2011, due to a combination of factors including tightened underwriting guidelines of private mortgage insurers, increased loan level price adjustments of the GSEs, increased flexibility for the FHA to establish new products as a result of federal legislation and programs, and higher returns obtained by lenders for Ginnie Mae securitization of FHA-insured loans than for selling loans to Fannie Mae or Freddie Mac for securitization. The FHA’s market share declined from 2011 to 2014, due to a combination of factors including changes to the prices and fees of the FHA, the GSEs and the private mortgage insurers. In January 2015, the FHA significantly reduced its annual mortgage insurance premiums. Absent any other changes, the reduction in FHA premiums will make private mortgage insurance less competitive with the FHA for borrowers with certain credit characteristics. However, we believe our pricing continues to be more attractive than the FHA’s pricing for a substantial majority of borrowers with credit and loan characteristics similar to those whose loans we insured in 2014. We cannot predict how these factors or the FHA’s share of new insurance written will change in the future.

From 2009 through 2012 the VA’s market share increased and it has remained stable since 2012. We believe that the VA’s market share increased because the VA offers 100% LTV loans and charges a one-time funding fee that can be included in the loan amount but no additional monthly expense, and because of an increase in the number of borrowers that are eligible for the program. We do not expect any material changes in the VA market share in the future.

Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.

Our private mortgage insurance competitors include:

•	Arch Mortgage Insurance Company,

•	Essent Guaranty, Inc.,

•	Genworth Mortgage Insurance Corporation,

•	National Mortgage Insurance Corporation,

•	Radian Guaranty Inc., and

•	United Guaranty Residential Insurance Company.

The level of competition within the private mortgage insurance industry is intense and is not expected to diminish. Price competition has been present for some time: in the third quarter of 2014, we reduced many of our standard lender-paid single premium rates to match competition; and in the fourth quarter of 2013, we reduced all of our standard borrower-paid monthly premium rates and most of our standard single premium rates to match competition. Currently, we are seeing price competition in the form of lender-paid single premium programs customized for individual lenders by using a rate card’s authority to set premiums or adjust premiums on individual loans within a range of premiums. This has resulted in rates materially discounted from those on the standard rate card (i.e., one that does not use such authority). During most of 2013, when almost all of our lender-paid single premium rates were above those most commonly used in the market, lender-paid single premium policies were approximately 4% of our total new insurance written; they were approximately 11% in 2014 and 20% in the first quarter of 2015, primarily as a result of us selectively matching reduced rates. Prior to the fourth quarter of 2014, we did not use our rate card’s authority to adjust premiums to offer significant discounts from our standard lender-paid single premium policy rate card. The average discount from our rate card on lender-paid single premium policies was 5% in the fourth quarter of 2014 and 13% in the first quarter of 2015. As a result of the recent increase in the percentage of our new business written as lender-paid single premium policies, our weighted average premium rate on new insurance written has decreased from 2013 to 2014. As the percentage of business written as lender-paid single premium policies increases, all other things equal, our weighted average premium rates on new insurance written will decrease. If we reduce or discount prices on any premium plan in response to future price competition, it may further decrease our weighted average premium rates.

During 2014 and the first quarter of 2015, approximately 4% and 5%, respectively, of our new insurance written was for loans for which one lender was the original insured. Our relationships with our customers could be adversely affected by a variety of factors, including premium rates higher than can be obtained from competitors, tightening of and adherence to our underwriting requirements, which may result in our declining to insure some of the loans originated by our customers, and insurance rescissions that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions.

In the past several years, we believe many lenders considered financial strength and compliance with the State Capital Requirements as important factors when selecting a mortgage insurer. Lenders may consider compliance with the GSE Financial Requirements important when selecting a mortgage insurer in the future. As noted above, we expect MGIC to be in compliance with the GSE Financial Requirements when they become effective and we expect MGIC’s risk-to-capital ratio to continue to comply with the current State Capital Requirements discussed below. However, we cannot assure you that we will comply with such requirements or that we will comply with any revised State Capital Requirements proposed by the National Association of Insurance Commissioners (“NAIC”). For more information, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

We believe that financial strength ratings may be a significant consideration for participants seeking to secure credit enhancement in the non-GSE mortgage market, which includes most loans that are not “Qualified Mortgages” (for more information about “Qualified Mortgages,” see our risk factor titled “Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses”). While this market has been limited since the financial crisis, it may grow in the future. The financial strength ratings of our insurance subsidiaries are lower than those of some competitors and below investment grade levels; therefore, we may be competitively disadvantaged with some market participants. For each of MGIC and MIC, the financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is BB+ (with a positive outlook). It is possible that MGIC’s and MIC’s financial strength ratings could decline from these levels. Our ability to participate in the non-GSE market could depend on our ability to secure investment grade ratings for our mortgage insurance subsidiaries.

If the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action, we may be forced to compete in a new marketplace in which financial strength ratings play a greater role. If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our mortgage insurance subsidiaries, our future new insurance written could be negatively affected.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Since 2008, substantially all of our insurance written has been for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.

The FHFA is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation. The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report did not provide any definitive timeline for GSE reform; however, it did recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance (including FHA insurance), and help bring private capital back to the mortgage market. Since then, Members of Congress introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

Dodd-Frank requires lenders to consider a borrower’s ability to repay a home loan before extending credit. The Consumer Financial Protection Bureau (“CFPB”) rule defining “Qualified Mortgage” (“QM”) for purposes of implementing the “ability to repay” law became effective in January 2014 and included a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements (the “temporary category”). The temporary category will phase out when the GSEs’ conservatorship ends, or if sooner, on January 21, 2021.

Dodd-Frank requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. The final rule implementing that requirement will become effective on December 24, 2015 for asset-backed securities collateralized by residential mortgages. The final rule exempts securitizations of qualified residential mortgages (“QRMs”) from the risk retention requirement and generally aligns the QRM definition with that of QM. As noted above, there is a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements. As a result, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans. The final rule requires the agencies to review the QRM definition no later than four years after its effective date and every five years thereafter, and allows each agency to request a review of the definition at any time.

We estimate that for our new risk written in 2013, 2014 and the first quarter of 2015, 87%, 83% and 85%, respectively, was for loans that would have met the CFPB’s general QM definition and, therefore, the QRM definition. We estimate that approximately 99% of our new risk written in each of 2013, 2014 and the first quarter of 2015, was for loans that would have met the temporary category in CFPB’s QM definition. Changes in the treatment of GSE-guaranteed mortgage loans in the regulations defining QM and QRM, or changes in the conservatorship or capital support provided to the GSEs by the U.S. Government, could impact the manner in which the risk-retention rules apply to GSE securitizations, originators who sell loans to GSEs and our business.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2013, 2014 and the first quarter of 2015, nearly all of our volume was on loans with GSE standard or higher coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose lower coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

The benefit of our net operating loss carryforwards may become substantially limited.

As of March 31, 2015, we had approximately $2.3 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the fair value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

While we have adopted a shareholder rights agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In 2014 and the first quarter of 2015, curtailments reduced our average claim paid by approximately 6.7% and 8.2%, respectively. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments. After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid.

When reviewing the loan file associated with a claim, we may determine that we have the right to rescind coverage on the loan. In recent quarters, approximately 5% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009. We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010 and have not significantly mitigated our incurred losses since then. Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, reversals of rescissions have been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.

If the insured disputes our right to rescind coverage, we generally engage in discussions in an attempt to settle the dispute. As part of those discussions, we may voluntarily suspend rescissions we believe may be part of a settlement. In 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements, Fannie Mae advised its servicers that they are prohibited from entering into such settlements and Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have consented to our settlement agreements with two customers, one of which is Countrywide, as discussed below, and have rejected other settlement agreements. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings. Under our policies in effect prior to October 1, 2014, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, and under our master policy effective October 1, 2014, such proceedings may be brought up to two years from the date of the notice of rescission. In a few jurisdictions there is a longer time to bring such proceedings.

Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes even though discussions and legal proceedings have been initiated and are ongoing. Under ASC 450-20, an estimated loss from such discussions and proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated.

Since December 2009, we have been involved in legal proceedings with Countrywide Home Loans, Inc. (“CHL”) and its affiliate, Bank of America, N.A., as successor to Countrywide Home Loans Servicing LP (“BANA” and collectively with CHL, “Countrywide”) in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost $700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans.

In April 2013, MGIC entered into separate settlement agreements with CHL and BANA, pursuant to which the parties will settle the Countrywide litigation as it relates to MGIC’s rescission practices (as amended, the “Agreements”). The original Agreements are described in our Form 8-K filed with the SEC on April 25, 2013 and are filed as exhibits to that Form 8-K. Amendments to the Agreement with BANA were filed with our Forms 10-Q for the quarters ended September 30, 2013 and June 30, 2014. The Company has filed with its periodic reports from time to time various amendments to the Agreement with CHL. On March 2, 2015, the parties to the Agreement with CHL amended and restated that Agreement. The amended and restated Agreement is described in our Form 8-K filed March 5, 2015 and is filed as an exhibit to that Form 8-K. Certain portions of the Agreements are redacted and covered by confidential treatment requests that have been granted.

The Agreement with BANA covers loans purchased by the GSEs. That original Agreement was implemented beginning in November 2013 and we resolved all related suspended rescissions in November and December 2013 by paying the associated claim or processing the rescission. The pending arbitration proceedings concerning the loans covered by that agreement have been dismissed, the mutual releases between the parties regarding such loans have become effective and the litigation between the parties regarding such loans is to be dismissed.

The Agreement with CHL covers loans that were purchased by non-GSE investors, including securitization trusts (the “other investors”). The original Agreement addressed rescission and denial rights; the amended and restated Agreement also addresses curtailment rights. That Agreement will be implemented only as and to the extent that it is consented to by or on behalf of the other investors. While there can be no assurance that the Agreement with CHL will be implemented, we have determined that its implementation is probable.

The estimated impact of the Agreements and other probable settlements have been recorded in our financial statements. The estimated impact that we recorded for probable settlements is our best estimate of our loss from these matters. We estimate that the maximum exposure above the best estimate provision we recorded is $441 million, of which about 72% is related to claims paying practices subject to the Agreement with CHL. If we are not able to implement the Agreement with CHL or the other settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.

The flow policies at issue with Countrywide are in the same form as the flow policies that we used with all of our customers during the period covered by the Agreements, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions.

We are involved in discussions and legal and consensual proceedings with customers with respect to our claims paying practices. Although it is reasonably possible that when these discussions or proceedings are completed we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with these discussions and proceedings to be approximately $29 million, although we believe we will ultimately resolve these matters for significantly less than this amount.

The estimates of our maximum exposure referred to above do not include interest or consequential or exemplary damages.

Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, together with various mortgage lenders and other mortgage insurers, has been named as a defendant in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. The complaints in all of the cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the lenders’ captive reinsurers received excessive premiums in relation to the risk assumed by those captives, thereby violating RESPA. Seven of those cases had been dismissed prior to February 2015 without any further opportunity to appeal. The remaining five cases were dismissed with prejudice in the first quarter of 2015 pursuant to stipulations of dismissal from the plaintiffs. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

In 2013, the U.S. District Court for the Southern District of Florida approved a settlement with the CFPB that resolved a federal investigation of MGIC’s participation in captive reinsurance arrangements in the mortgage insurance industry. The settlement concluded the investigation with respect to MGIC without the CFPB or the court making any findings of wrongdoing. As part of the settlement, MGIC agreed that it would not enter into any new captive reinsurance agreement or reinsure any new loans under any existing captive reinsurance agreement for a period of ten years. MGIC had voluntarily suspended most of its captive arrangements in 2008 in response to market conditions and GSE requests. In connection with the settlement, MGIC paid a civil penalty of $2.65 million and the court issued an injunction prohibiting MGIC from violating any provisions of RESPA.

We received requests from the Minnesota Department of Commerce (the “MN Department”) beginning in February 2006 regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011. Since August 2013, MGIC and several competitors have exchanged drafts of a proposed Consent Order with the MN Department, containing terms and conditions, including unspecified civil penalties, that would resolve the MN Department’s investigation. We received the latest draft of the Consent Order from the MN Department in March 2015. We continue to be engaged in discussions with the MN Department regarding the draft Consent Order. We also received a request in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. Other insurance departments or other officials, including attorneys general, may also seek information about, investigate, or seek remedies regarding captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief in connection with violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. In addition, the CFPB may issue additional rules or regulations, which may materially affect our business.

In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations. With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”). Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in eight lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Seven of these lawsuits have been dismissed without any further opportunity to appeal. The remaining lawsuit had also been dismissed by the U.S. District Court, however, the plaintiff in that lawsuit filed a motion for reconsideration by the U.S. District Court and to certify a related question of law to the Supreme Court of the State in which the U.S. District Court is located. That motion for reconsideration was denied, however, in May 2014, the plaintiff appealed the denial. The damages sought in this remaining case are substantial. We deny any wrongdoing and intend to defend ourselves vigorously against the allegations in the lawsuit.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

As previously disclosed, the Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed these assessments within the IRS and in August 2010, we reached a tentative settlement agreement with the IRS which was not finalized.

On September 10, 2014, we received Notices of Deficiency (commonly referred to as “90 day letters”) covering the 2000-2007 tax years. The Notices of Deficiency reflect taxes and penalties related to the REMIC matters of $197.5 million and at March 31, 2015, there would also be interest related to these matters of approximately $171.9 million. In 2007, we made a payment of $65.2 million to the United States Department of the Treasury which will reduce any amounts we would ultimately owe. The Notices of Deficiency also reflect additional amounts due of $261.4 million, which are primarily associated with the disallowance of the carryback of the 2009 net operating loss to the 2004-2007 tax years. We believe the IRS included the carryback adjustments as a precaution to keep open the statute of limitations on collection of the tax that was refunded when this loss was carried back, and not because the IRS actually intends to disallow the carryback permanently.

We filed a petition with the U.S. Tax Court contesting most of the IRS’ proposed adjustments reflected in the Notices of Deficiency and the IRS has filed an answer to our petition which continues to assert their claim. Litigation to resolve our dispute with the IRS could be lengthy and costly in terms of legal fees and related expenses. We can provide no assurance regarding the outcome of any such litigation or whether a compromised settlement with the IRS will ultimately be reached and finalized. Depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of March 31, 2015, those state taxes and interest would approximate $47.7 million. In addition, there could also be state tax penalties. Our total amount of unrecognized tax benefits as of March 31, 2015 is $106.4 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows, available assets and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for insurance losses and loss adjustment expenses when notices of default on insured mortgage loans are received. Reserves are also established for insurance losses and loss adjustment expenses for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts. Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect a possible adverse development from ongoing dispute resolution proceedings regarding rescissions and denials unless we have determined that a loss is probable and can be reasonably estimated. For more information regarding our legal proceedings, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments and a drop in housing values, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.

Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized start-ups that are not encumbered with a portfolio of pre-crisis mortgages have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in 2014, a worldwide insurer and reinsurer with mortgage insurance operations in Europe completed the purchase of a competitor. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals, that replacements could be hired, if necessary, on terms that are favorable to us or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.

Our reinsurance agreement with unaffiliated reinsurers allow each reinsurer to terminate such reinsurer’s portion of the transactions on a run-off basis if during any six month period prior to July 1, 2015, two or more of our top five executives depart, the departures result in a material adverse impact on our underwriting and risk management practices or policies, and such reinsurer timely objects to the replacements of such executives. We view such a termination as unlikely.

Loan modification and other similar programs may not continue to provide benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders implemented programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2013, 2014 and the first quarter of 2015, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $1.0 billion, $0.8 billion and $0.2 billion, respectively, of estimated claim payments. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; from 2013 through the first quarter of 2015, approximately 10% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). We do not receive all of the information from servicers and the GSEs that is required to determine with certainty the number of loans that are participating in, have successfully completed, or are eligible to participate in, HAMP. We are aware of approximately 6,110 loans in our primary delinquent inventory at March 31, 2015 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through March 31, 2015, approximately 56,380 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. Although the majority of loans modified through HAMP are current, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred.

In 2014 and the first quarter of 2015, approximately 16% and 13%, respectively, of our primary cures were the result of modifications, with HAMP accounting for approximately 67% and 70%, respectively, of those modifications. Although the HAMP program has been extended through December 2016, we believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010. The interest rates on certain loans modified under HAMP are subject to adjustment five years after the modification was entered into. Such adjustments are limited to an increase of one percentage point per year.

The GSEs’ Home Affordable Refinance Program (“HARP”), currently scheduled to expire December 31, 2015, allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. As of March 31, 2015, approximately 15% of our primary insurance in force had benefitted from HARP and was still in force. We believe that we have realized the majority of the benefits from HARP because the number of loans insured by us that we are aware are entering HARP has decreased significantly.

We cannot determine the total benefit we may derive from loan modification programs, particularly given the uncertainty around the re-default rates for defaulted loans that have been modified through these programs. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”

State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements” and, together with the GSE Financial Requirements, the “Financial Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

At March 31, 2015, MGIC’s preliminary risk-to-capital ratio was 13.7 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $805 million above the required MPP of $1.0 billion. In 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers that reduced our risk-to-capital ratio. We and the reinsurers have reached agreement to restructure the transaction in a manner that we believe will result in MGIC receiving full credit under the GSE Financial Requirements. The effectiveness of the restructured transaction will be subject to approval by the GSEs and the OCI. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers. If MGIC is not allowed an agreed level of credit under either the State Capital Requirements or the GSE Financial Requirements, MGIC may terminate the reinsurance agreement, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.

At March 31, 2015, the preliminary risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 15.4 to 1. Reinsurance transactions with affiliates permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its affiliates, unless a waiver of the State Capital Requirements of Wisconsin continues to be effective, additional capital contributions to the reinsurance affiliates could be needed.

The NAIC previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. A working group of state regulators is drafting the revisions, although no date has been established by which the NAIC must propose revisions to such requirements. Depending on the scope of revisions made by the NAIC, MGIC may be prevented from writing new business in the jurisdictions adopting such revisions.

If MGIC fails to meet the State Capital Requirements of Wisconsin and is unable to obtain a waiver of them from the OCI, MGIC could be prevented from writing new business in all jurisdictions. If MGIC fails to meet the State Capital Requirements of a jurisdiction other than Wisconsin and is unable to obtain a waiver of them, MGIC could be prevented from writing new business in that particular jurisdiction. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in all jurisdictions, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the Financial Requirements may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.”A possible future failure by MGIC to meet the Financial Requirements will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States had for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values in most markets have recently been increasing, in some markets they remain significantly below their peak levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write affects the likelihood of losses occurring, our Minimum Required Assets for purposes of the GSE Financial Requirements, and our premium yields.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of March 31, 2015, approximately 18.1% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 5.5% had FICO credit scores below 620, and 5.3% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material number of these loans were originated in 2005 — 2007 or the first half of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information contained in this press release.

The Minimum Required Assets for purposes of the GSE Financial Requirements are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, HARP status and delinquency status. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower credit scores, for example, we will be required to hold more Available Assets in order to maintain GSE eligibility.

From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. In 2013, we liberalized our underwriting guidelines somewhat, in part through aligning most of our underwriting requirements with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. As a result of the liberalization of our underwriting requirements and other factors, our business written beginning in the second half of 2013 is expected to have a somewhat higher claim incidence than business written in from 2009 through the first half of 2013. However, we believe this business presents an acceptable level of risk. Although the GSEs recently lowered their minimum downpayment requirements for certain loans from 5% to 3%, we may not insure a significant number of those loans in the near future because the FHA pricing on those loans may be more favorable for borrowers. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html. We monitor the competitive landscape and will make adjustments to our pricing and underwriting guidelines as warranted. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in 2014 and the first quarter of 2015.

As noted above in our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” we have recently increased the percentage of our business from lender-paid single premium policies. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life. Currently, we expect to receive less lifetime premium from a new lender-paid single premium policy than we would from a new borrower-paid monthly premium policy.

As noted above in our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” in 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers that we anticipate will be restructured. Although the transaction, as currently structured and as proposed to be restructured, reduces our premiums, it has a lesser impact on our overall results, as losses ceded under the transaction reduce our losses incurred and the ceding commission we receive reduces our underwriting expenses.

The circumstances in which we are entitled to rescind coverage have narrowed for insurance we have written in recent years. During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our then existing master policy (the “Gold Cert Endorsement”), which limited our ability to rescind coverage compared to that master policy. The Gold Cert Endorsement is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012).

To comply with requirements of the GSEs, in 2014 we introduced a new master policy. Our rescission rights under our new master policy are comparable to those under our previous master policy, as modified by the Gold Cert Endorsement, but may be further narrowed if the GSEs permit modifications to them. Our new master policy is filed as Exhibit 99.19 to our quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on November 7, 2014). All of our primary new insurance on loans with mortgage insurance application dates on or after October 1, 2014, will be written under our new master policy. As of March 31, 2015, approximately 34% of our flow, primary insurance in force was written under our Gold Cert Endorsement or our new master policy.

As of March 31, 2015, approximately 2.7% of our primary risk in force consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that given the various changes in our underwriting requirements that were effective beginning in the first quarter of 2008, our insurance written beginning in the second half of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

We continue to experience elevated losses on our 2005-2008 books and our current expectation is that the incurred losses from these books, although declining, will continue to generate a material portion of our total incurred losses for a number of years. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is uncertainty surrounding what our ultimate losses will be on each of our books, including our 2005-2008 books.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, the increases in the number of delinquent mortgage loans requiring servicing since 2007 have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages.

Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.

The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums received are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. Future premiums on our monthly paid insurance policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.

Our persistency rate was 81.6% at March 31, 2015, compared to 82.8% at December 31, 2014, and 79.5% at December 31, 2013. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

As noted above under our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” we would consider seeking non-dilutive debt capital for the purpose of managing our capital position under the GSE Financial Requirements. However, there can be no assurance that we would not seek to raise additional equity capital for such purposes or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. We also have $345 million principal amount of 5% Convertible Senior Notes and $500 million principal amount of 2% Convertible Senior Notes outstanding. The 5% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. Prior to January 1, 2020, the 2% Convertible Senior Notes are convertible only upon satisfaction of one or more conditions. One such condition is that conversion may occur during any calendar quarter commencing after March 31, 2014, if the last reported sale price of our common stock for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day. The notes are convertible at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount. This represents an initial conversion price of approximately $6.95 per share. 130% of such conversion price is $9.03. On or after January 1, 2020, holders may convert their notes irrespective of satisfaction of the conditions. We do not have the right to defer interest on our Convertible Senior Notes. For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 3 — “Summary of Significant Accounting Policies Earnings per Share” to our consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 27, 2015.

Our debt obligations materially exceed our holding company cash and investments.

At March 31, 2015, we had approximately $494 million in cash and investments at our holding company and our holding company’s debt obligations were $1,297 million in aggregate principal amount, consisting of $62 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, $500 million of Convertible Senior Notes due in 2020 and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of March 31, 2015, is approximately $66 million.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which other than raising capital in the public markets is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. Since 2008, MGIC has not paid any dividends to our holding company. At this time, MGIC cannot pay any dividends to our holding company without authorization from the OCI and the GSEs. Any additional capital contributions to our subsidiaries would decrease our holding company cash and investments.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.

We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources. As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years. The implementation of these technological improvements is complex, expensive and time consuming. If we fail to timely and successfully implement the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.